Exhibit 10.4

EXECUTIVE OFFICER SEVERANCE PAY POLICY
(Amended and Restated Effective January 1, 2009)

Eligibility

This Policy applies to any officer holding the title of vice president or above as of his/her date of termination of employment.  Any such officer who is terminated involuntarily for any reason other than a Disciplinary Reason (“Eligible Officer”) shall be eligible for benefits under this Policy.

The Company will have no obligation to provide any benefits under this Policy unless and until the Eligible Officer executes and delivers to the Company a General Waiver and Release of Claims (“Release”) in a form satisfactory to the Company.  Nothing in this Policy alters the at-will employment relationship between any Eligible Officer and the Company.

The Company shall have the authority and discretion to interpret and construe these eligibility provisions, and the Company’s determinations as to eligibility shall be made in its sole and absolute discretion.

This Policy shall constitute an “employee welfare benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  This Policy shall constitute a “top hat” plan that only covers a select group of management or highly compensated employees.

Severance Pay

Subject to the eligibility requirements of this Policy, an Eligible Officer will be entitled to receive severance pay equal to one year’s base salary at his/her current base salary in effect as of his/her date of termination (“Separation Date”).  The amount due, if any, will be reduced by any salary received during the period of time after the Eligible Officer is notified of the termination of his/her employment and the commencement of severance pay under this Policy.

Subject to execution of the Release and the expiration of the revocation period thereunder, the Company shall make severance payments in equal installments beginning within 60 days of the Eligible Officer’s Separation Date and continuing according to the Company’s normal payroll schedule, provided that all benefit payments to an Eligible Officer must be completed within 24 months following the Eligible Officer’s Separation Date.  In the event that the revocation period under the Release has not expired prior to the 60th day after the Eligible Officer’s Separation Date, such Eligible Officer’s severance pay under this Policy shall be forfeited.

Notwithstanding the preceding paragraph, if an Eligible Officer is a “specified employee,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations issued thereunder, the following rules shall apply:

1.             For purposes of applying the exception to Code Section 409A for short-term deferrals, each installment shall be treated as a separate “payment” for purposes of Code Section 409A.  Accordingly, any benefits paid within 2 ½ months of the end of the taxable year containing the Separation Date shall be exempt from Code Section 409A and paid in accordance with the first sentence of the paragraph above.

2.             To the extent benefits are not exempt from Code Section 409A under subparagraph (1) above, if the Eligible Officer’s severance pay benefit otherwise payable in the first 6 months following the Separation Date is equal to or less than two times the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2), such severance benefit shall be exempt from Code Section 409A and paid in accordance with the first sentence of the paragraph above.

3.             To the extent a portion of the Eligible Officer’s severance pay benefit is not exempt from Code Section 409A pursuant to subparagraphs (1) and (2) above, such remaining severance pay benefit will not be paid to the Eligible Officer until the first payroll date of the 7th month following the Separation Date.  Any deferred payments will be paid in a lump sum and shall be equal to the portion of the severance pay benefit that exceeds the Code Section 409A limit.  Thereafter, the remainder of the Eligible Officer’s severance pay benefit shall be payable in installments according to the Company’s normal payroll schedule.

In the event of an Eligible Officer’s death after his Separation Date but before he receives all benefits to which he otherwise would be entitled under this Policy, payment of his benefits shall be made to his designated beneficiary (or estate if no beneficiary has been designated) in a lump sum.

The Company may also, at its sole discretion, continue health/vision/dental group insurance coverages at the associate rate during the COBRA period on behalf of the terminated executive officer for up to 12 months following his/her Separation Date.

Any payments required to meet the Worker Adjustment Retraining and Notification Act (WARN) and/or any state legal notification requirements may be subtracted from the severance pay which would otherwise be due under this Policy.

Exclusions

Notwithstanding anything in this policy to the contrary, an officer is not eligible for benefits under this Policy under the following circumstances:

•                                          If the officer resigns for any reason.

•                                          If the officer’s employment is terminated for a Disciplinary Reason.

If the officer’s employment is not terminated involuntarily by the Company.  A transfer or other relocation of an officer’s place of work is not a termination under this Policy if the officer continues employment with OfficeMax or, if not, the transfer or relocation offered is to a site within a reasonable distance of the officer’s immediately prior work site.

•                                          Mandatory retirement pursuant to the Company’s Executive Officer Mandatory Retirement Policy will not be deemed an involuntary termination of employment for purposes of benefits under this Policy.

By his/her acceptance of severance benefits under this Policy, an Eligible Officer thereby waives his/her right to receive any other severance pay or salary continuation severance benefits under any other Company plan or program or arrangement with the Company.

Any obligation of the Company to provide severance pay and/or other benefits pursuant to this Policy shall immediately terminate if it is determined by the Company that the Eligible Officer has breached any obligation under his/her General Waiver and Release of claims and/or any obligation to the Company, including but not limited to obligations under a Nondisclosure and Non-Competition Agreement or Sign-on Award Agreement, or if the Eligible Officer is offered another position with OfficeMax that is reasonably consistent with his/ her education, training, prior compensation and previous experience and is located within a reasonable distance from his/her prior worksite.

Definition of Disciplinary Reason

For the purpose of this Policy, “Disciplinary Reason” includes documented unacceptable job performance where at least two corrective action notices have been issued to the Eligible Officer in the twelve months preceding the termination of employment (corrective action notices to persons holding the title of Vice President or above shall be issued only after consultation with the senior-most Human Resources Executive Officer of the Company) and misconduct, including but not limited to refusal to obey instructions which are issued by a superior in the normal course of business; gross negligence; willful failure to perform the job in a satisfactory manner; reckless disregard for or knowing violation of any Company policy, work rule, or procedure; theft of Company or another associate’s property; an act of embezzlement, fraud, or like violation of law; wrongful engagement in any activity that would breach the duty of loyalty to the Company; wrongful disclosure of confidential information of the Company; or a violation of the Company’s Code of Ethics.

Plan Administration and Interpretation

The senior-most Human Resources Executive Officer of the Company is the Plan Administrator for purposes of Section 3(16) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan Administrator shall have the sole authority in the exercise of his/her discretion to interpret, apply, and administer the terms of the Plan and to determine eligibility for benefits of the Plan and the amount of any benefits under the Plan, and his/her determination of any such matters shall be final and binding.  Benefits under the Plan will be paid only if the Plan Administrator determines in his/her discretion that a participant or beneficiary is entitled to them.  The Plan Administrator may designate one or more individuals to carry out his/her functions as Plan Administrator.

Claims Procedure

Severance benefits will be provided to each participant as provided in the Plan.  If a participant believes that he/she has not been provided with the severance benefits to which he/she is entitled under the Plan, then the participant may file a request for review within 90 days after the date he/she should have received such benefits under the Plan.  The request for review must be submitted to the Plan Administrator.  The Plan Administrator will respond to the request for review within 90 days after it is received setting forth, in writing, the reasons for its determination.  If the participant’s request for review is denied, the participant may, within 60 days after receiving written notice of such denial, file an appeal to the General Counsel of the Company, setting forth the reason why the participant disagrees with the initial determination.  The General Counsel shall respond to this request for reconsideration within 60 days after it is received setting forth, in writing, the reasons for its determination.  If the participant subsequently wishes to file a claim against the Plan, any legal action must be filed within 90 days after the General Counsel’s final decision.  No action at law or in equity shall be brought to recover benefits under this Plan until the claims procedure rights herein provided have been exercised and the Plan benefits requested in such claims process have been finally denied in whole or in part.

Plan Termination and Amendment

The Company reserves the right to amend, modify, or terminate the Plan at any time, in its sole discretion, without prior notice to participants.  Any such amendment or termination shall be made by the Board of Directors of the Company or by action of a person or persons duly authorized by such Board.  All participants shall receive any benefits to which they have become entitled under the Plan on or before the date the Plan terminates.